EX-99.B(d)vfimafee

                  EXHIBIT A TO INVESTMENT MANAGEMENT AGREEMENT


                           UNITED VANGUARD FUND, INC.

                                  FEE SCHEDULE

A cash fee computed each day on net asset value for the Fund at the annual rates listed below:

Net Assets                                  Fee
----------                                  ---

Up to $1 billion                            0.70% of net assets

Over $1 billion and up to $2 billion        0.65% of net assets

Over $2 billion and up to $3 billion        0.60% of net assets

Over $3 billion                             0.55% of net assets


As Amended and Effective June 30, 1999.